As filed with the Securities and Exchange Commission on January 14, 2010

Registration No. 333-164044

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CODEXIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	8731	71-0872999
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Penobscot Drive, Redwood City, CA 94063

(650) 421-8100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas T. Sheehy

Senior Vice President, General Counsel and Secretary

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

(650) 421-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick A. Pohlen Gregory Chin Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	John A. Fore Michael S. Russell Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Telephone: (650) 493-9300 Facsimile: (650) 493-6811

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value	$100,000,000	$7,130

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes the offering price of additional shares that the underwriters have the option to purchase.
(2)	The registrant previously paid a registration fee of $3,930 with a registration statement on Form S-1, File No. 333-150224, initially filed with the Commission on April 14, 2008. Pursuant to Rule 457(p) of the Securities Act of 1933, $3,930 of the previously paid registration fee is offset against the registration fee otherwise due for this registration statement. The remaining balance of the registration fee, or $3,200, was previously paid in connection with the initial filing of this Registration Statement on December 28, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 is being filed for the purpose of filing Exhibits 10.3A, 10.3B, 10.4A, 10.4B and 10.6 to the Registration Statement (Commission File No. 333-164044). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and The Nasdaq Global Market listing fee.

Securities and Exchange Commission registration fee	$7,130
FINRA filing fee	10,500
Nasdaq Global Market listing fee	*
Blue Sky fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous expenses	*

Total	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by this section.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors, and will enter into new indemnification agreements with each of its directors and executive officers before the completion of this offering, in addition to the indemnification provisions provided for in its charter documents. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Registrant, the Registrant’s executive officers and directors, and indemnification of the underwriters by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Since January 1, 2006, the registrant has issued and sold the following unregistered securities:

1.

In May 2006, the Registrant issued warrants to purchase an aggregate of 323,569 shares of its Series D convertible preferred stock at an exercise price of $3.97 per share to certain bridge lenders to the Registrant. The warrants may be exercised at any time prior to their respective termination dates, which are the 7th anniversaries of their issue dates.

2.	In August and October 2006, the Registrant issued and sold 10,068,402 shares of Series D convertible preferred stock to venture capital funds and other investors at a per share price of approximately $3.97, for aggregate consideration of approximately $40.0 million. Upon completion of this offering, these shares of Series D convertible preferred stock will convert into 10,068,402 shares of the Registrant’s common stock.

3.	In November 2006, the Registrant issued a warrant to purchase an aggregate of 428,571 shares of its Series D convertible preferred stock at an exercise price of $7.00 per share to a certain strategic partner of the Registrant. In November 2007, the warrant was exercised and the Registrant issued and sold 428,571 shares of Series D convertible preferred stock to the holder for a purchase price of approximately $3.0 million.

4.	In July 2007, the Registrant issued and sold 963,423 shares of common stock to the sole shareholder of BioCatalytics, Inc. as partial consideration for the Registrant’s acquisition of BioCatalytics, Inc.

5.

In July 2007, the Registrant converted a warrant issued by a newly-acquired subsidiary to its landlord into a warrant to purchase an aggregate of 3,577 shares of its common stock at an exercise price of $8.30 per share. The warrant may be exercised at any time prior to its termination date, which is the 10th anniversary of its issue date.

6.

In September 2007, the Registrant issued warrants to purchase an aggregate of up to 109,091 shares of its Series D convertible preferred stock at an exercise price of $5.50 per share to certain lenders to the Registrant. The warrants may be exercised at any time prior to their respective termination dates, which are the 10th anniversaries of their issue dates.

7.	In November and December 2007, the Registrant issued and sold 6,156,775 shares of Series E convertible preferred stock to venture capital funds and other investors at a per share price of approximately $8.50, for aggregate consideration of approximately $52.0 million. Upon completion of this offering, these shares of Series E convertible preferred stock will convert into 6,156,775 shares of the Registrant’s common stock.

8.	In September 2008, the Registrant granted a stock option to purchase 7,812 shares of the Registrant’s common stock to a former director of the Registrant at an exercise price of $7.19 per share. The stock option has since been cancelled.

9.	In September 2008, the Registrant granted a stock option to purchase 10,000 shares of the Registrant’s common stock to an employee of the Registrant at an exercise price of $4.57 per share. The stock option has since been cancelled.

10.	Between March and November 2009, the Registrant issued and sold 5,529,410 shares of Series F convertible preferred stock to venture capital funds and other investors at a per share price of approximately $8.50, for aggregate consideration of approximately $47 million. Upon completion of this offering, these shares of Series F convertible preferred stock will convert into 5,529,410 shares of the Registrant’s common stock.

11.	Since January 1, 2006 through September 30, 2009, the Registrant granted stock options to purchase 10,277,570 shares of the registrant’s common stock at exercise prices ranging from $0.70 to $7.90 per share to employees, consultants and directors of the Registrant. Since January 1, 2006 through September 30, 2009, the Registrant had issued and sold an aggregate of 1,309,568 shares of its common stock to the Registrant’s employees, consultants and directors at prices ranging from $0.40 to $7.00 per share pursuant to exercises of options.

The issuance of securities described above in paragraphs (1) through (8) and (10) were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were accredited investors and that they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the Registrant or had adequate access, through their relationship with the Registrant, to financial statement or non-financial statement information about the Registrant. The sale of these securities was made without general solicitation or advertising.

The issuance of securities described above in paragraphs (9) and (11) were exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 701, Section 4(2) and Regulation S of the Securities Act of 1933, as amended, pursuant to compensatory benefit plans or agreements approved by the Registrant’s board of directors.

All certificates representing the securities issued in these transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

3.1#	Seventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.3#	Amended and Restated Bylaws of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.

4.1*	Form of the Registrant’s Common Stock Certificate.

4.2#	Fifth Amended and Restated Investor Rights Agreement dated March 4, 2009.

4.3#	Form of Warrant to purchase shares of Common Stock issued in connection with the Loan and Security Agreement dated as of February 12, 2004.

Exhibit No.	Description
4.4#	Warrant to purchase shares of Common Stock issued to Oxford Finance Corporation dated October 25, 2005.

4.5#	Form of Warrant to purchase shares of Series D preferred stock issued in connection with the Bridge Loan Agreement dated as of May 25, 2006.

4.6#	Form of Warrant to purchase shares of Series D preferred stock issued in connection with the Loan and Security Agreement dated as of September 28, 2007.

4.7#	Warrant to purchase shares of Common Stock issued to Alexandria Equities, LLC.

4.8#	Registration Rights Agreement among the Company, Jülich Fine Chemicals GmbH and the other parties named therein, dated February 11, 2005.

4.9*	Fifth Amended and Restated Voting Agreement dated March 4, 2009.

5.1*	Opinion of Latham & Watkins LLP.

10.1A†#	Loan and Security Agreement by and among the Company, General Electric Capital Corporation and Oxford Finance Corporation dated as of September 28, 2007.

10.1B†#	First Amendment to Loan and Security Agreement by and among the Company, General Electric Capital Corporation and Oxford Finance Corporation dated as of November 9, 2007.

10.2A†#	License Agreement by and between Maxygen, Inc. and the Company effective as of March 28, 2002 (the Maxygen License).

10.2B†#	Amendment No. 1 to the Maxygen License effective as of September 13, 2002.

10.2C#	Amendment No. 2 to the Maxygen License effective as of October 1, 2002.

10.2D†#	Amendment No. 3 to the Maxygen License effective as of August 22, 2006.

10.2E†#	Side Letter by and between the Company and Maxygen, Inc. re: the Maxygen License dated as of February 18, 2005.

10.2F†#	Side Letter by and between the Company and Maxygen, Inc. re: the Maxygen License dated as of September 11, 2007.

10.2G†#	Side Letter by and between the Company and Maxygen, Inc. re: the Maxygen License dated as of September 24, 2007.

10.3A†	Amended and Restated Collaborative Research Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of November 1, 2006.

10.3B†	Amendment to the Amended and Restated Collaborative Research Agreement, by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of March 4, 2009.

10.4A†	Amended and Restated License Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of November 1, 2007.

10.4B†	Amendment to the Amended and Restated License Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of March 4, 2009.

10.5†*	Collaborative Research and License Agreement by and among the Company, Iogen Energy Corporation and Equilon Enterprises LLC dba Shell Oil Products US effective as of July 10, 2009.

Exhibit No.	Description
10.6†	License Agreement by and among the Company, Dyadic International (USA), Inc. and Dyadic International, Inc. effective as of November 14, 2008.

10.7A†*	Master Services Agreement by and between the Company and Arch Pharmalabs, Ltd. effective as of August 1, 2006 (the Master Services Agreement).

10.7B†*	Amendment to Master Services Agreement effective as of August 21, 2008.

10.7C†*	Product Supply and Manufacturing Agreement (Regulated Markets) by and between the Company and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.7D†*	Product Supply and Marketing Agreement (India) by and between Codexis Laboratories India Private Limited and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.7E†*	Enzyme License and Development Agreement by and between the Company and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.7F†*	Enzyme Supply Agreement by and between the Company and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.8A#	Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of February 1, 2004.

10.8B#	Amendment to Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of June 1, 2004.

10.8C#	Amendment to Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of March 9, 2007.

10.8D#	Amendment to Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of March 31, 2008.

10.9#	Master Security Agreement by and between the Company and Oxford Finance Corporation effective as of October 25, 2005.

10.10#	Codexis, Inc. 2002 Stock Plan, as amended, and Form of Stock Option Agreement.

10.11*	Codexis, Inc. 2010 Equity Incentive Award Plan and Form of Stock Option Agreement.

10.12A#	Offer Letter Agreement by and between the Company and Alan Shaw dated as of July 29, 2003.

10.12B#	Change in Control Agreement by and between the Company and Alan Shaw dated as of July 29, 2003.

10.13A#	Offer Letter Agreement by and between the Company and Robert S. Breuil dated as of December 22, 2005.

10.13B#	Change in Control Agreement by and between the Company and Robert S. Breuil dated as of January 3, 2006.

10.13C#	Separation Agreement by and between the Company and Robert S. Breuil dated as of June 30, 2009.

10.13D*	Amendment to Separation Agreement by and between the Company and Robert S. Breuil effective as of June 30, 2009.

10.14A#	Offer Letter Agreement by and between the Company and Douglas T. Sheehy dated as of February 26, 2007.

Exhibit No.	Description
10.14B#	Change in Control Agreement by and between the Company and Douglas T. Sheehy dated as of January 7, 2008.

10.15#	Offer Letter Agreement by and between Company and David L. Anton dated as of February 15, 2008.

10.16#	Employment Contract by and between the Company and Peter Seufer-Wasserthal dated as of March 6, 2006.

10.17*	Consulting Agreement by and between the Company and Alexander A. Karsner.

10.18#	Form of Indemnification Agreement between the Company and each of its directors, as currently in effect.

10.19*	Form of Indemnification Agreement between the Company and each of its directors, officers and certain employees, to be in effect before the completion of the offering.

21#	List of Subsidiaries.

23.1#	Consent of independent registered public accounting firm.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (see page II-8 of the original filing of this Form S-1).

*	To be filed by amendment.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.
#	Previously filed.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 14th day of January, 2010.

CODEXIS, INC.

By:	/S/ ALAN SHAW
Alan Shaw President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/S/ ALAN SHAW Alan Shaw	President and Chief Executive Officer, Director (Principal Executive Officer)	January 14, 2010

/S/ ROBERT J. LAWSON Robert J. Lawson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2010

* Thomas R. Baruch	Chairman of the Board of Directors	January 14, 2010

* Alexander A. Karsner	Director	January 14, 2010

* Bernard J. Kelley	Director	January 14, 2010

* Bruce Pasternack	Director	January 14, 2010

* Chris Streng	Director	January 14, 2010

* James R. Sulat	Director	January 14, 2010

* Dennis P. Wolf	Director	January 14, 2010

* Mun Yew Wong	Director	January 14, 2010

*By:	/S/ ALAN SHAW	January 14, 2010
Alan Shaw Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

3.1#	Seventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.3#	Amended and Restated Bylaws of the Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering.

4.1*	Form of the Registrant’s Common Stock Certificate.

4.2#	Fifth Amended and Restated Investor Rights Agreement dated March 4, 2009.

4.3#	Form of Warrant to purchase shares of Common Stock issued in connection with the Loan and Security Agreement dated as of February 12, 2004.

4.4#	Warrant to purchase shares of Common Stock issued to Oxford Finance Corporation dated October 25, 2005.

4.5#	Form of Warrant to purchase shares of Series D preferred stock issued in connection with the Bridge Loan Agreement dated as of May 25, 2006.

4.6#	Form of Warrant to purchase shares of Series D preferred stock issued in connection with the Loan and Security Agreement dated as of September 28, 2007.

4.7#	Warrant to purchase shares of Common Stock issued to Alexandria Equities, LLC.

4.8#	Registration Rights Agreement among the Company, Jülich Fine Chemicals GmbH and the other parties named therein, dated February 11, 2005.

4.9*	Fifth Amended and Restated Voting Agreement dated March 4, 2009.

5.1*	Opinion of Latham & Watkins LLP.

10.1A†#	Loan and Security Agreement by and among the Company, General Electric Capital Corporation and Oxford Finance Corporation dated as of September 28, 2007.

10.1B†#	First Amendment to Loan and Security Agreement by and among the Company, General Electric Capital Corporation and Oxford Finance Corporation dated as of November 9, 2007.

10.2A†#	License Agreement by and between Maxygen, Inc. and the Company effective as of March 28, 2002 (the Maxygen License).

10.2B†#	Amendment No. 1 to the Maxygen License effective as of September 13, 2002.

10.2C#	Amendment No. 2 to the Maxygen License effective as of October 1, 2002.

10.2D†#	Amendment No. 3 to the Maxygen License effective as of August 22, 2006.

10.2E†#	Side Letter by and between the Company and Maxygen, Inc. re: the Maxygen License dated as of February 18, 2005.

10.2F†#	Side Letter by and between the Company and Maxygen, Inc. re: the Maxygen License dated as of September 11, 2007.

10.2G†#	Side Letter by and between the Company and Maxygen, Inc. re: the Maxygen License dated as of September 24, 2007.

Exhibit No.	Description
10.3A†	Amended and Restated Collaborative Research Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of November 1, 2006.

10.3B†	Amendment to the Amended and Restated Collaborative Research Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of March 4, 2009.

10.4A†	Amended and Restated License Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of November 1, 2007.

10.4B†	Amendment to the Amended and Restated License Agreement by and between the Company and Equilon Enterprises LLC dba Shell Oil Products US effective as of March 4, 2009.

10.5†*	Collaborative Research and License Agreement by and among the Company, Iogen Energy Corporation and Equilon Enterprises LLC dba Shell Oil Products US effective as of July 10, 2009.

10.6†	License Agreement by and among the Company, Dyadic International (USA), Inc. and Dyadic International, Inc. effective as of November 14, 2008.

10.7A†*	Master Services Agreement by and between the Company and Arch Pharmalabs, Ltd. effective as of August 1, 2006 (the Master Services Agreement).

10.7B†*	Amendment to Master Services Agreement effective as of August 21, 2008.

10.7C†*	Product Supply and Manufacturing Agreement (Regulated Markets) by and between the Company and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.7D†*	Product Supply and Marketing Agreement (India) by and between Codexis Laboratories India Private Limited and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.7E†*	Enzyme License and Development Agreement by and between the Company and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.7F†*	Enzyme Supply Agreement by and between the Company and Arch Pharmalabs Ltd. effective as of August 21, 2008.

10.8A#	Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of February 1, 2004.

10.8B#	Amendment to Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of June 1, 2004.

10.8C#	Amendment to Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of March 9, 2007.

10.8D#	Amendment to Lease Agreement by and between the Company and Metropolitan Life Insurance Company dated as of March 31, 2008.

10.9#	Master Security Agreement by and between the Company and Oxford Finance Corporation effective as of October 25, 2005.

10.10#	Codexis, Inc. 2002 Stock Plan, as amended, and Form of Stock Option Agreement.

10.11*	Codexis, Inc. 2010 Equity Incentive Award Plan and Form of Stock Option Agreement.

10.12A#	Offer Letter Agreement by and between the Company and Alan Shaw dated as of July 29, 2003.

10.12B#	Change in Control Agreement by and between the Company and Alan Shaw dated as of July 29, 2003.

Exhibit No.	Description

10.13A#	Offer Letter Agreement by and between the Company and Robert S. Breuil dated as of December 22, 2005.

10.13B#	Change in Control Agreement by and between the Company and Robert S. Breuil dated as of January 3, 2006.

10.13C#	Separation Agreement by and between the Company and Robert S. Breuil dated as of June 30, 2009.

10.13D*	Amendment to Separation Agreement by and between the Company and Robert S. Breuil effective as of June 30, 2009.

10.14A#	Offer Letter Agreement by and between the Company and Douglas T. Sheehy dated as of February 26, 2007.

10.14B#	Change in Control Agreement by and between the Company and Douglas T. Sheehy dated as of January 7, 2008.

10.15#	Offer Letter Agreement by and between Company and David L. Anton dated as of February 15, 2008.

10.16#	Employment Contract by and between the Company and Peter Seufer-Wasserthal dated as of March 6, 2006.

10.17*	Consulting Agreement by and between the Company and Alexander A. Karsner.

10.18#	Form of Indemnification Agreement between the Company and each of its directors, as currently in effect.

10.19*	Form of Indemnification Agreement between the Company and each of its directors, officers and certain employees, to be in effect before the completion of the offering.

21#	List of Subsidiaries

23.1#	Consent of independent registered public accounting firm.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (see page II-8 of the original filing of this Form S-1).

*	To be filed by amendment.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.
#	Previously filed.